Material Subsidiaries of the Company	Exhibit 21

Name of Subsidiary	Jurisdiction of Incorporation
BRV, Inc. (The (Kitsap) Sun, Redding Record Searchlight, Ventura County Newspapers)	California

Boulder Publishing Company (Daily Camera)	Colorado

Channel 7 of Detroit, Inc., (WXYZ)	Michigan

Collier County Publishing Company (Naples Daily News)	Florida

D.I.Y. Insurance Company	South Carolina

Denver Publishing Company (Rocky Mountain News)	Colorado

Great American Country, Inc.	Colorado

Evansville Courier Company, Inc., approximately 94%-owned (The Evansville Courier, The Henderson Gleaner)	Indiana

Independent Publishing Company (Anderson Independent-Mail)	South Carolina

Knoxville News-Sentinel Company	Delaware

Memphis Publishing Company, approximately 96%-owned (The Commercial Appeal)	Delaware

New Mexico State Tribune Company (The Albuquerque Tribune)	New Mexico

Scripps Texas Newspapers L.P. (Corpus Christi Caller-Times, Abilene Reporter-News, Wichita Falls Times Record News, San Angelo Standard-Times)	Delaware

Scripps Howard Broadcasting Company, (WMAR, Baltimore; WCPO, Cincinnati; WEWS, Cleveland; KSHB, Kansas City; KMCI, Lawrence; KNXV, Phoenix, KJRH, Tulsa; WPTV, West Palm Beach)	Ohio

Scripps Networks, Inc., (Home & Garden Television; DIY - Do It Yourself Network; The Television Food Network, G.P., approximately 70%-owned; Fine Living Network, LLC, approximately 90%-owned)	Delaware

Scripps Howard Publishing Co. (Scripps Howard News Service)	Delaware

Scripps Ventures, LLC	Delaware

Scripps Treasure Coast Publishing Company (Ft. Pierce Tribune, Jupiter Courier, Stuart News, Vero Beach Press Journal)	Florida

Shopzilla, Inc.	California

Tampa Bay Television, Inc., (WFTS)	Delaware

United Feature Syndicate, Inc., (United Media, Newspaper Enterprise Association)	New York

uSwitch, Ltd.	United Kingdom